Exhibit 99.1

News Release
From:	Sanchez Computer Associates, Inc. 40 Valley Stream Parkway Malvern, PA 19355 USA	For Immediate Release
Contacts:	Todd Pittman Chief Financial Officer Tel. 1-610-578-4100 Fax 1-610-296-7371 todd.pittman@sanchez.com	Greg Ryan Investor Relations Officer Tel. 1-610-578-4252 Fax 1-610-296-7371 greg.ryan@sanchez.com

Sanchez Computer Associates Announces Stock Repurchase
Program & Adopts a Shareholder Rights Plan

        MALVERN, Pa., Feb. 27, 2003—Sanchez Computer Associates Inc. (Nasdaq: SCAI) announced today its board of directors has approved a stock repurchase program authorizing the company to repurchase up to approximately 1.4 million shares, or 5 percent of Sanchez's common stock, on the open market or through negotiated transactions. In addition, the board has adopted a Shareholder Rights Plan and declared a dividend distribution of one right to purchase one-hundredth of a share of the company's Series A Participating Preferred Stock for each share of the company's common stock held of record as of the close of business on March 21, 2003.

        No time limit has been placed on the duration of the stock repurchase program, and the timing of purchases will depend on market conditions. Repurchased shares will be accumulated by the company and held in treasury. The purchases will be made with the company's cash.

        "We believe there is significant enterprise value to Sanchez stock, which makes this program one of the best investments we can make for our shareholders," said Frank R. Sanchez, CEO of the company.

        Sanchez's board adopted the Shareholder Rights Plan to guard against the use of hostile tactics to gain control of the company. The Shareholder Rights Plan is not in response to any proposal to acquire control of the company. The Shareholder Rights Plan is not intended to prevent a takeover of the company, but rather the plan encourages anyone who may attempt to acquire the company to negotiate with the company's board of directors prior to attempting a takeover.

        The rights become exercisable only upon the occurrence of certain events specified in the Shareholder Rights Plan, including the acquisition of 10 percent of the company's outstanding common stock by one or more parties. After someone acquires 10 percent or more of the outstanding shares, or announces a tender or exchange offer, which would result in an ownership position of 10 percent or more of the outstanding common stock, the rights can be exercised by shareholders, but not by the acquiring individual or group. In the event an individual or group becomes an acquiring party, each holder of a right (other than the acquiring party) will have the right to receive, upon exercise, units of preferred stock having a value equal to two times the exercise price of the right, or in certain circumstances, the common stock, cash, property or other securities of the company. The Shareholder Rights Plan exempts current shareholders who own in excess of 10 percent of the company's outstanding shares so long as those parties remain below certain thresholds.

        Prior to the acquisition of 10 percent or more of the company's outstanding common stock, or the expiration of the rights on the 10th anniversary of the execution date of the Shareholder Rights Plan, the rights, which attach to each share of Sanchez common stock, are redeemable for $.001 per right at the option of the company's board of directors. Additional details of the Shareholder Rights Plan will be outlined in a letter that will be mailed to those who hold Sanchez shares as of the record date of March 21, 2003. The information will also be filed with the Securities and Exchange Commission.

About Sanchez

        Sanchez Computer Associates Inc. is a global leader in developing and marketing scalable and integrated software and services that provide banking, customer integration, brokerage, wealth management and outsourcing solutions to approximately 400 financial institutions in 21 countries. Sanchez corporate headquarters is located in Malvern, Pa. The company's outsourcing data and operations service center, Sanchez Data Systems Inc., is located in Seven Fields, Pa. For more information, visit Sanchez on the Web at http://www.sanchez.com.

        This press release contains forward-looking statements, including statements regarding the value which may be obtained by the shareholders of the company in the event of an unsolicited takeover attempt, the treatment of shareholders of the company in the event of an unsolicited takeover attempt, the deterrent effect of the Shareholder Rights Plan on acquisitions of the company's common stock and the ability of the Shareholder Rights Plan to guard against abusive takeover tactics. These statements are subject to risks and uncertainties, including, but not limited to, legal challenges that may invalidate the Shareholder Rights Plan, limitations imposed by the fiduciary duties of the company's directors that may restrict such directors ability to influence the outcome of an attempted takeover of the company in a way that may be beneficial to a particular shareholder of the company, changes in the valuation of the company's common stock, changes in economic conditions in the company's market areas and changes in policies by regulatory agencies. The company cautions readers not to place undue reliance on any forward-looking statements. Such statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in any such forward-looking statement due to a variety of factors including those identified in the company's Form 10-K for 2001, which was filed with the Securities and Exchange Commission on March 28, 2002. The company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.